Exhibit 5.1

August 8, 2024

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to Cannae Holdings, Inc., a Nevada corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof.

The Registration Statement is filed by the Company for the purpose of registering an additional 5,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) under the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Amended Plan”).

As counsel to the Company, we have reviewed the Registration Statement, the Amended Plan, the Company’s Articles of Incorporation and the Company’s Bylaws and examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Amended Plan, will be validly issued, fully paid and nonassessable.

For purposes of this opinion, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ BAKER & HOSTETLER LLP

BAKER & HOSTETLER LLP